                                                                   EXHIBIT 10(c)


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                                                                   Exhibit 10(c)



                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT by and between Fleet Financial Group, Inc., a Rhode Island corporation (the "Company"), and Paul F. Hogan (the "Executive"), dated as of the 14th day of March, 1999.

                               W I T N E S S E T H

                  WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of March 14, 1999 (the "Merger Agreement"), between the Company and BankBoston Corporation, a Massachusetts corporation ("BKB"), BKB shall, as of the Effective Time (as defined in the Merger Agreement), merge with and into the Company, so that the Company is the Surviving Corporation (as defined in the Merger Agreement); and

                  WHEREAS, the Executive is currently party to a severance agreement entered into with BKB, dated as of June 25, 1998 (the "Prior Agreement"); and

                  WHEREAS, the Company wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, on the terms and conditions set forth in this Agreement;

                  NOW, THEREFORE, it is hereby agreed as follows:

                  1. EMPLOYMENT PERIOD. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for a period (the "Employment Period") commencing on the date (the "Effective Date") on which occurs the Effective Time and ending on January 1, 2003 or, if earlier, upon the termination of the Executive's employment hereunder (as of the Date of Termination, as defined in Section 4(d)). This Agreement shall be null and void if the Effective Time does not occur.

                  2. POSITION AND DUTIES. (a) During the Employment Period, the Executive shall serve as Vice Chairman of the Company, with responsibility for the matters set forth on Exhibit A hereto, with such additional duties and responsibilities as are customarily assigned to such position, and such other duties and responsi-bilities not inconsistent therewith as may from time to time be assigned to him by Chief Executive Officer of the Company.

                  (b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement, provided that the Executive may continue to participate and engage in activities not associated with the Company consistent with the Executive's past practices at BKB.

                  (c) The Company's headquarters shall be located in Boston, Massachusetts, and the Executive shall be based and reside in the general area of Boston, except for such reasonable travel obligations as do not materially exceed the Executive's travel obligations immediately prior to the Effective Date.

                  (d) Effective as of the Effective Date, the Company and the Executive shall enter into an agreement concerning the Executive's rights and duties in the event of a "change in control" of the Company, which shall be the same in form and substance as that of the Chief Executive Officer of the Company on the Effective Date. Any benefits to which the Executive becomes entitled under such agreement shall not be in addition, but shall be reduced by, the Severance Payments, as defined in Section 6.1 of the Prior Agreement and as referred to in Section 5(a)(i)(A).

                  3. COMPENSATION. The Executive's compensation during the Employment Period shall be determined by the Board upon the recommendation of the committee of the Board having responsibility for approving the compensation of senior executives (the "Compensation Committee"), subject to the provisions of Sections 3(a) - (d).

                  (a) BASE SALARY. During the Employment Period, commencing on the Effective Date, the Executive shall receive an annual base salary ("Annual Base Salary") at a rate of not less than $525,000. The Annual Base Salary shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed by the Compensation Committee for possible increase at least annually. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as so increased.

                  (b) ANNUAL BONUS. With respect to 1999, the Company shall pay the Executive an annual bonus ("Annual Bonus") of not less than the highest annual bonus paid to the Executive in respect of the three preceding years, reduced by any amount paid to the Executive in respect of 1999 under the BankBoston Performance Recognition Opportunity Plan. The Annual Bonus shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time.

                  (c) OTHER INCENTIVE COMPENSATION. (i) During the Employment Period, the Executive shall be eligible to participate in short-term incentive compensation plans and long-term incentive compensation plans (the latter to consist of plans offering stock options, restricted stock and/or other long-term incentive compensation, as adopted and approved by the Board or the Compensation Committee from time to time).

                           (ii) Without limiting the generality of the
foregoing, the Company shall grant to the Executive, as of the Effective Date, 100,000 restricted shares (the "Restricted Stock Grant") of the Company's common stock ("Common Shares"). Subject to the provisions of Section 5 and subject to the attainment of the performance criteria previously agreed upon, all restrictions with respect to the Restricted Stock Grant shall lapse, with respect to one-sixth of the shares subject to such grant, at the close of the first full fiscal quarter of the Company following the Effective Date; with respect to one-third of the shares subject to such grant, on each of December 31, 2000 and December 31, 2001; and with respect to one-sixth of the shares subject to such grant, on December 31, 2002. If the Executive's employment shall be terminated prior to the lapse of restrictions with respect to all or a portion of the Common Shares subject to the Restricted Stock Grant (the "Unvested Shares"), the Unvested Shares shall be forfeited if the termination of employment is by the Company for Cause or by the Executive other than for Good Reason and shall become fully vested if the termination of employment is for any other reason. Subject to the foregoing provisions of this Section 3(c)(ii), the terms of the Restricted

Stock Grant shall be consistent with the terms of the BankBoston 1996 Long-Term Incentive Plan (the "BKB Stock Plan").

                           (iii) Prior to the date of grant of the Restricted
Stock Grant, the Company shall register, on a Form S-8 or other appropriate form, the Common Shares subject to the Restricted Stock Grant.

                  (d) OTHER BENEFITS. During the Employment Period, (i) the Executive shall participate in all applicable savings and retirement plans, practices, policies and programs of the Company on a basis not less favorable than provided to similarly situated senior executives of the Company; (ii) the Executive and/or the Executive's eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company, including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs on the same basis and subject to the same terms, conditions, cost-sharing requirements and the like as similarly situated senior executives of the Company; and (iii) the Executive shall be entitled to receive fringe benefits on a basis not less favorable than provided to similarly situated senior executive officers of the Company. In particular, commencing on January 1, 2000, the Executive shall become a participant in the Company's supplemental retirement plan(s) on a basis no less favorable than similarly situated senior executives of the Company but shall receive no service credit thereunder for service with BKB.

                  4. TERMINATION OF EMPLOYMENT. (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that
(i) the Executive has been unable, for the period specified in the Company's disability plan for senior executives, but not less than a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive is disabled within the meaning of the applicable disability plan for senior executives. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

                  (b) TERMINATION BY THE COMPANY. (i) The Company may terminate the Executive's employment for Cause or without Cause. "Cause" means (A) the conviction of the Executive for the commission of a felony from which all final appeals have been taken, or (B) willful gross misconduct by the Executive in connection with his employment by the Company, in either case that results in material and demonstrable financial harm to the Company. No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. In the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

                  (ii) A termination of the Executive's employment for Cause shall not be effective unless it is accomplished in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provisions of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause. The "Special Board Meeting for Cause" means a meeting of the Board called and held specifically and exclusively for the purpose of considering the Executive's termination for Cause, that takes place not less than twenty nor more than thirty business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause by affirmative vote of three-quarters of the entire membership of the Board stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause and that such conduct constitutes Cause under this Agreement.

                  (c) GOOD REASON. (i) The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means:

                           A. the assignment to the Executive of any duties or responsibilities inconsistent in any respect with those set forth in Exhibit A hereto or those customarily associated with the position (including status, offices, titles and reporting requirements) to be held by the Executive during the Employment Period pursuant to this Agreement, or any other action by the Company that results in a diminution or other material adverse change in the Executive's position, authority, duties or responsibilities as set forth in Exhibit A hereto, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

                           B. any failure by the Company to comply with any provision of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

                           C. any requirement by the Company that the Executive's services be rendered primarily at a location or locations other than Boston, Massachusetts;

                           D. any failure by the Company to comply with Section 10(c) of this Agreement; or

                           E. any other material breach of this Agreement by the Company that is not remedied by the Company promptly after receipt of notice thereof from the Executive.

                  (ii) For purposes of this Section 4(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the

Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

                  (iii) The failure to set forth any fact or circumstance in a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

                  (iv) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination.

                  (d) DATE OF TERMINATION. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, or the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective, as the case may be.

                  5. OBLIGATIONS OF THE COMPANY UPON TERMINATION. (a) OTHER THAN FOR CAUSE; FOR GOOD REASON; DEATH OR DISABILITY. If, during the Employment Period, the Company terminates the Executive's employment for Disability or any other reason other than Cause; or the Executive terminates employment for Good Reason; or the Executive's employment is terminated by reason of his death; the Company shall

                  (i) pay to the Executive (or, in the event of termination of employment by reason of the Executive's death, as provided in Section 10(a)), in a lump sum in cash, within five business days after the Date of Termination, or as otherwise provided in this Section 5(a)(i),

                   (A) the "Severance Payments" as defined in Section 6.1 of the Prior Agreement (including without limitation payment to the Executive on account of the items described in paragraph (C) of such Section 6.1), representing the amounts and benefits to which the Executive would have been entitled under the Prior Agreement, as determined by the Auditor (as defined in Section 5(d)) no later than 30 days after the execution of this Agreement, plus interest from the Effective Date to the date of the payment of such Severance Payments, at an annual rate equal to the "prime" rate as in effect on the Date of Termination, compounded daily (the "New Severance Pay-ment"), provided that the Executive may elect to reduce the Severance Payments by the amount described in paragraph (B) of
         Section 6.1 of the Prior Agreement and, in lieu thereof, receive for a period of three years following the Date of Termination the continuation of the benefits described in Section 3(d)(ii); and

                  (B) the sum of the following amounts (the "Accrued Obligations"): (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid; (2) an amount equal to the product of (A) the maximum annual bonus that the Executive would have been eligible to earn for the year during which such termination occurs, and (B) a fraction, the numerator of which is the number of days in such year through the Date of Termination, and the denominator of which is 365; and (3)all compensation and benefits payable to the Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination, provided that the form of the benefits described in this clause (B)(3) shall be determined in accordance with the aforesaid plans, programs and arrangements; and

                  (ii) cause the Restricted Stock Grant, to the extent then unvested or forfeitable, to become immediately and fully vested; and

                  (iii) unless termination of employment is by reason of death, at its expense, provide the Executive with outplacement services suitable to the Executive's position for three years following the Date of Termination or, if earlier, until the first acceptance by the Executive of an offer of employment.

                  (b) BY THE EXECUTIVE OTHER THAN FOR GOOD REASON; UPON TERMINATION FOLLOWING EXPIRATION OF THE AGREEMENT. If the Executive voluntarily terminates employment, other than for Good Reason, during the Employment Period or if the Executive's employment terminates for any reason following January 1, 2003, the Company shall pay to the Executive (1) in a lump sum in cash within 30 days of the Date of Termination, the New Severance Payment and any portion of the Executive's Annual Base Salary through the Date of Termination that has not been paid; and (2) all compensation and benefits payable to the Executive under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.

                  (c) BY THE COMPANY FOR CAUSE. If the Executive's employment is terminated by the Company for Cause on or prior to January 1, 2003, the Company shall pay to the Executive (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not been paid; and (2) all compensation and benefits payable to the Executive under the terms of the Company's compensation and benefit plans, program or arrangements as in effect immediately prior to the Date of Termination.

                  (d) EXCISE TAX PAYMENT. (i) In the event that any payment or benefit received or to be received by the Executive pursuant to the terms of this agreement (the "Contract Payments") or of any other plan, arrangement or agreement of the Company (or any affiliate) (together with the Contract Payments, the "Total Payments") would be subject to the excise tax (the "Excise Tax") imposed by section 4999 of the Code as determined as provided below, then, subject to the provisions of Section5(d)(ii), the Company shall pay to the Executive, at the time specified in Section 5(d)(iii) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of the Excise Tax on Total Payments and any federal, state and local income and employment taxes and the Excise Tax upon the Gross-Up Payment, and any interest, penalties or additions to tax payable by the Executive with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in section 1274(d) of the Code in such calculation) of the Total Payments at the time such Total Payments are to be made. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (A) the total amount of the Total Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of the independent auditor of BKB immediately prior to the Effective Date (the "Auditor"), such amount (in whole or in part) does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (B) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Total Payments or
(2) the amount of "excess parachute payments" within the meaning of section 280G(b)(1) of the Code (after applying clause (A) hereof), and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest

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marginal rate of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rate.

                  (ii) In the event that, after giving effect to any redeterminations described in Section 5(d)(iv), the sum of the Total Payments and the Gross-Up Payment (in each case after deduction of the net amount of federal, state and local income and employment taxes and the amount of Excise Tax to which the Executive would be subject in respect of such Total Payments and the Gross-Up Payment) does not equal or exceed 110% of the largest amount of Total Payments that would result in no portion of the Total Payments being subject to the Excise Tax (after deduction of the net amount of federal, state and local income and employment taxes on such reduced Total Payments), then
Section 5(d)(i) shall not apply and, to the extent necessary to ensure that no portion of the Total Payments is subject to the Excise Tax, the cash Contract Payments shall first be reduced (if necessary, to zero), and the noncash Contract Payments shall thereafter be reduced (if necessary, to zero); provided, however, that the Executive may elect to have the noncash Contract Payments reduced (or eliminated) prior to any reduction of the cash Contract Payments.

                  (iii) The Gross-Up Payments provided for in Section 5(d)(i) shall be made upon the earlier of (i) ten days following termination of the Executive's employment or (ii) ten days following the imposition upon the Executive or payment by the Executive of any Excise Tax.

                  (iv) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of the Auditor that the Excise Tax is less than the amount taken into account under Section 5(d)(i) , the Executive shall repay to the Company within thirty (30) days of the Executive's receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal, state or local income or employment tax deduction) plus any interest received by the Executive on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of the Auditor that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment, plus any interest and penalties, in respect of such excess within thirty (30) days of the Company's receipt of notice of such final determination or opinion.

                  (v) All fees and expenses of the Auditor incurred in connection with this agreement shall be borne by the Company.

                  6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

                  7. FULL SETTLEMENT. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

                  8. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 8)

("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

                  9. INDEMNIFICATION; ATTORNEYS' FEES. The Company shall pay or indemnify the Executive to the full extent permitted by law and the by-laws of the Company for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of his duties hereunder. The Company also agrees to pay, as incurred, to the fullest extent permitted by law, or indemnify Executive if such payment is not legally permitted, for all legal fees and expenses that the Executive may in good faith incur as a result of any contest (regardless of the outcome) by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement, together with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

                  10. SUCCESSORS. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "the Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

                  11. MISCELLANEOUS. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without reference to its principles of conflict of laws. The captions of this Agree ment are not part of the provisions hereof and shall have no force or effect. This

Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                                   If to the Executive:

                                   Paul F. Hogan
                                   41 Windsor Road
                                   Milton, MA 02186

                                   If to the Company:

                                   Fleet Financial Group, Inc.
                                   One Federal Street
                                   Boston, MA 02110

or to such other address as either party furnishes to the other in writing in accordance with this Section 11(b). Notices and communications shall be effective when actually received by the addressee.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

                  (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

                  (e) The Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert, any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 4) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

                  (f) The Executive and the Company acknowledge that this Agreement supersedes any other agreement, including the Prior Agreement (except to the extent the Prior Agreement is referenced in Section 5(a)(i) hereof) between them concerning the subject matter hereof.

                  (g) The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

                  (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

                  (i) The obligations of the Company and the Executive under Sections 5 (including without limitation Section 5(b)), 6, 7, 8, 9 and 10 shall survive the expiration or termination for any reason of this Agreement.


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


         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                                 FLEET FINANCIAL GROUP, INC.



                                 By: /s/ William C. Mutterperl
                                    ---------------------------------
                                    Title: Executive Vice President
                                            & General Counsel
                                          ---------------------------

                                   /s/ Paul F. Hogan
                                 ------------------------------------
                                 EXECUTIVE


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


                                                                       EXHIBIT A

                  HEAD OF INSTITUTIONAL AND INVESTMENT BANKING

Top executive of the Institutional and Investment Banking unit within the Global Banking and Financial Services Group; reports to President, Global Banking and Financial Services.

Responsible for identifying, articulating and implementing the business strategy and execution plan for providing full array of investment and commercial banking services and products to Bank's institutional customers. Areas of responsibility include all debt and equity investment banking for the entire corporation, including institutional distribution and private client services brokerage through Robertson Stephens; management of corporate relationship units in existing targeted industries as well as those that may be identified in the future; private equity; multinational banking; Europe; and domestic/global financial institutions.

Develops and recommends annual and long-range objectives, policies and plans for Institutional and Investment Banking units. Establishes overall and business unit financial targets in accordance with overall organizational goals; manages and coordinates activities and performance of businesses to achieve targets. Directs risk management within reporting businesses in accordance with overall corporate Risk Management guidelines.

Designs and creates business organization required to fulfill business strategy and meet financial targets. Has direct managerial responsibility for senior executives managing businesses described above, including accountability for selection, definition of assignments and job content, and compensation.

Provides leadership as a member of Bank executive management team; participates in Bankwide or Group bodies which are involved in institution-wide policy making.


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